Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of January 31, 2025 (this “Amendment”), is entered into among Duluth Holdings Inc., a Wisconsin corporation (the “Borrower”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swingline Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below and as amended by this Amendment).

RECITALS

A. The Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement, dated as of May 14, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”).

B. The parties hereto have agreed to amend the Credit Agreement as provided herein.

C. In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1. Amendments. Upon the effectiveness of this Amendment, the Credit Agreement is hereby amended as follows:

(a) The definition of “Aggregate Revolving Commitments” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Second Amendment Effective Date is $100,000,000

(b) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Pricing Level then in effect (based on the Rent Adjusted Leverage Ratio):

Pricing Level	Rent Adjusted Leverage Ratio	Term SOFR & Letter of Credit Fee	Base Rate	Commitment Fee
1	< 1.50:1.0	1.250%	0.250%	0.150%
2	> 1.50:1.0 but < 2.00:1.0	1.500%	0.500%	0.175%
3	> 2.00:1.0 but < 2.50:1.0	1.625%	0.625%	0.200%
4	> 2.50:1.0 but < 3.00:1.0	1.750%	0.750%	0.225%
5	> 3.00:1.0 but < 3.50:1.0	2.000%	1.000%	0.250%
6	> 3.50:1.0	2.750%	1.750%	0.275%

Any increase or decrease in the Applicable Rate resulting from a change in the Rent Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.05(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.05(c), then, upon the request of the Required Lenders, Pricing Level 6 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (ii) the Applicable Rate shall be set at Pricing Level 6 from the Second Amendment Effective Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.05(c) for the Fiscal Quarter of the Borrower ending May 4, 2025 to the Administrative Agent. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

(c) Section 1.01 of the Credit Agreement is hereby amended to add the following new defined term in the appropriate alphabetical order to read as follows:

“Second Amendment Effective Date” means January 31, 2025.

(d) Section 7.06 of the Credit Agreement is hereby amended to read as follows:

7.06 Dividends and Certain Other Restricted Payments

The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its Equity Interests (other than dividends or distributions payable solely in its Equity Interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its Equity Interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to the Borrower or (ii) the acquisition of Equity Interests in satisfaction of tax withholding obligations associated with restricted stock or awards under employee incentive plans.

(e) Section 7.12 of the Credit Agreement is hereby amended to read as follows:

Section 7.12 Financial Covenants.

(a) Maximum Rent Adjusted Leverage Ratio. Commencing with the Fiscal Quarter ending May 2, 2021, and measured quarterly thereafter as of the last day of each Fiscal Quarter of the Borrower (other than the Fiscal Quarter ending February 2, 2025), calculated for the four Fiscal Quarters ending on such date, the Borrower shall not permit the Rent Adjusted Leverage Ratio to be greater than 3.50 to 1.00.

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(b) Minimum Fixed Charge Coverage Ratio. Commencing with the Fiscal Quarter ending May 2, 2021, and measured quarterly thereafter as of the last day of each Fiscal Quarter of the Borrower (other than the Fiscal Quarter ending February 2, 2025), calculated for the four Fiscal Quarters ending on such date, the Borrower shall maintain a minimum Fixed Charge Coverage Ratio of not less than 1.20 to 1:00.

(f) Schedule 2.01 to the Credit Agreement is hereby deleted and replaced with Schedule 2.01 attached hereto.

2. Effectiveness; Conditions Precedent. This Amendment shall be effective as of the date hereof when all of the conditions set forth in this Section 2 shall have been satisfied in form and substance reasonably satisfactory to the Administrative Agent.

(a) Execution and Delivery of Amendment. The Administrative Agent shall have received copies of this Amendment duly executed by the Loan Parties, the Required Lenders and the Administrative Agent.

(b) Consent Fees. The Borrower shall have paid to the Administrative Agent, for the account of each Lender executing this Amendment, the agreed consent fees.

(c) Fees and Expenses. The Borrower shall have paid all fees and expenses owed by the Borrower to the Administrative Agent including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent payable pursuant to the Loan Documents and invoiced prior to the date hereof, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the date hereof (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

3. Ratification of Credit Agreement. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents. This Amendment is a Loan Document.

4. Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and the availability of equitable remedies.

(c) No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Amendment, other than (i) those that have already been obtained and are in full force and effect and (ii) those for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(d) The execution, delivery and performance by such Loan Party of this Amendment do not (i) contravene the terms of its Organization Documents or (ii) violate any Law, except in each case as could not reasonably be expected to have a Material Adverse Effect.

5. Representations and Warranties. Each Loan Party represents and warrants to the Lenders that after giving effect to this Amendment (a) the representations and warranties of each Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties to the extent they are already modified or qualified by materiality in the text thereof) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties to the extent they are already modified or qualified by materiality in the text thereof) as of such earlier date and (b) no event has occurred and is continuing which constitutes a Default or an Event of Default. The undersigned Loan Parties further acknowledge and agree that, as of the date hereof, the Outstanding Amount of the Revolving Loans and L/C Obligations constitute valid and subsisting obligations of such Loan Parties to the Lenders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.

6. Counterparts/Electronic Execution. Section 11.18 of the Credit Agreement (after giving effect to this Amendment) is incorporated herein by reference mutatis mutandis.

7. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	DULUTH HOLDINGS INC.,
a Wisconsin corporation

	By:	/s/ Heena K. Agrawal
	Name:	Heena K. Agrawal
	Title:	Senior Vice President and Chief Financial Officer

SECOND AMENDMENT TO CREDIT AGREEMENT

DULUTH HOLDINGS INC.

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Don B. Pinzon
	Name:	Don B. Pinzon
	Title:	Vice President

SECOND AMENDMENT TO CREDIT AGREEMENT

DULUTH HOLDINGS INC.

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swingline Lender

	By:	/s/ Thomas L. Carroll
	Name:	Thomas L. Carroll
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Marianne T. Meil
	Name:	Marianne T. Meil
	Title:	Sr. Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Peter Hale
	Name:	Peter Hale
	Title:	Vice President

BMO HARRIS BANK, N.A., as a Lender

	By:	/s/ Robert A. Brothers
	Name:	Robert A. Brothers
	Title:	Vice President

SECOND AMENDMENT TO CREDIT AGREEMENT

DULUTH HOLDINGS INC.

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

AS OF THE SECOND AMENDMENT EFFECTIVE DATE

Lender	Revolving Commitment	Applicable Percentage
Bank of America, N.A.	$35,000,000.00	35.000000000%
KeyBank National Association	$35,000,000.00	35.000000000%
U.S. Bank National Association	$15,000,000.00	15.000000000%
BMO Harris Bank, N.A.	$15,000,000.00	15.000000000%

Total	$100,000,000.00	100.000000000%